Exhibit 99.1

Media Contact:
Alex Stanton
Stanton Crenshaw Communications
212-780-0701

FOR IMMEDIATE RELEASE

The Princeton Review Agrees to Sell K-12 Division

To CORE Projects & Technologies

NEW YORK, NY – December 29, 2008 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, announced today that it has entered into a definitive agreement to sell the assets of its K-12 Services Division to a subsidiary of CORE Projects & Technologies Limited, an education technology company. The purchase price is $9.5 million in cash plus an additional payment for working capital.

The Princeton Review announced in November that it planned to divest the K-12 Services business because it is not directly aligned with its college and graduate school admissions test preparations and supplemental education opportunities.

CORE Projects & Technologies, with offices in India, UK, USA and Middle East, is a provider of products and solutions in the education domain, including school management, assessment, accountability and IT infrastructure systems. The company’s U.S. operations are based in Atlanta, New Jersey and San Francisco.

“I have been very impressed with CORE Projects & Technologies’ commitment to the K-12 marketplace,” said Michael J. Perik, The Princeton Review’s Chief Executive Officer. “Their senior management understands the critical role that data driven instruction can play in giving America’s teachers the tools they need to continue to improve our children’s academic performance. We believe our customers will receive the same high quality service that they learned to expect from The Princeton Review.”

Under the terms of the purchase agreement, The Princeton Review will sell substantially all the assets of its K-12 Services business to CORE Projects & Technologies’ U.S. subsidiary, which will assume substantially all of the liabilities of the business arising after the closing of the transaction. In addition to the cash consideration, the buyer will pay an additional amount equal to the net working capital of the K-12 Services business as of the closing date of the transaction. This additional payment will be due six months after the closing, which is subject to certain conditions, including the buyer’s receipt of bank financing. The parties currently anticipate the closing will occur early in 2009.

“We are very excited to be able to add the K-12 Services business to our existing education businesses,” said Sanjeev Mansotra, Chairman and Managing Director of CORE Projects & Technologies. “In our quest to become a global player and a leader in providing best-of-breed, end-to-end solutions in the education domain, we have been acquiring companies around the world with a proven track record. With the acquisition of the K-12 division of The Princeton Review, we believe we have acquired products and solutions, along with the management team, which will not only expand our offerings in the U.S. education market, but will also position us as a dominant player in the education sector in the global markets like the UK and India.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

About CORE Projects & Technologies Ltd.

CORE Projects & Technologies Ltd. (CORE) is a USD 113 million company listed on the Bombay and National Stock Exchanges with offices in India, US, UK and the Middle East. The company is a global leader in Education Management Systems with a customer base spread across the USA, UK, Africa, Bahamas and the Caribbean. CORE has been a recipient of a “Special Jury Award” for outstanding work done for rural and school level under the Sarva Shiksha Abhiyan, flagship program (similar to the No Child Left Behind program in the US) of the Government of India. CORE has also been ranked 2nd in the list of Deloitte Technology Fast 50 companies in India.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.